AGREEMENT

CONCERNING THE EXCHANGE OF SECURITIES

BETWEEN

NASCENT WINE COMPANY, INC.

AND

PALERMO ITALIAN FOODS, LLC AND THE MEMBERS OF

PALERMO ITALIAN FOODS, LLC

TABLE OF CONTENTS

ARTICLE I – Exchange of Securities		1
1.1	Consideration	1
1.2	Exemption from Registration	1
ARTICLE II – Representations and Warranties of Palermo		2
2.1	Organization	2
2.2	Capital	2
2.3	Subsidiaries	2
2.4	Officers and Managers	2
2.5	Financial Statements	2
2.6	Absence of Changes	2
2.7	Absence of Undisclosed Liabilities	2
2.8	Tax Returns	2
2.9	Investigation of Financial Condition	3
2.10	Trade Names and Rights	3
2.11	Compliance with Laws	3
2.12	Litigation	3
2.13	Authority; Counsel	3
2.14	Ability to Carry Out Obligations	3
2.15	Full Disclosure	3
2.16	Assets	3
2.17	Material Contracts	3
2.18	Indemnification	4
2.19	Restricted Securities	4
ARTICLE III – Representations and Warranties of Nascent		4
3.1	Organization	4
3.2	Capital	4
3.3	Subsidiaries	4
3.4	Directors and Officers	4
3.5	Financial Statements	4
3.6	Absence of Changes	4
3.7	Absence of Undisclosed Liabilities	5
3.8	Tax Returns	5
3.9	Investigation of Financial Condition	5
3.10	Trade Names and Rights	5
3.11	Compliance with Laws	5
3.12	Litigation	5
3.13	Authority	5
3.14	Ability to Carry Out Obligations	5
3.15	Full Disclosure	5
3.16	Assets	5
3.17	Material Contracts	6
3.18	Indemnification	6
ARTICLE IV – Covenants Prior and Subsequent to Closing		6
4.1	Investigative Rights	6
4.2	Conduct of Business	6
ARTICLE V – Conditions Precedent to Nascent’s Performance		6
5.1	Conditions	6
5.2	Accuracy of Representations	6

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5.3	Performance	6
5.4	Absence of Litigation	7
5.5	Officer’s Certificate	7
5.6	Certificate of Good Standing	7
5.7	Non-Competition Agreements	7
ARTICLE VI – Conditions Precedent to Palermo’s Performance		7
6.1	Conditions	7
6.2	Accuracy of Representations	7
6.3	Performance	7
6.4	Absence of Litigation	7
6.5	Officer’s Certificate	7
6.6	Certificate of Good Standing	7
ARTICLE VII – Closing		8
7.1	Closing	8
7.2	Payment Subsequent to Closing	8
ARTICLE VIII – Miscellaneous		9
8.1	Captions and Headings	9
8.2	No Oral Change	9
8.3	Non-Waiver	9
8.4	Time of Essence	9
8.5	Entire Agreement	9
8.6	Choice of Law	9
8.7	Counterparts	9
8.8	Notices	9
8.9	Binding Effect	10
8.10	Mutual Cooperation	10
8.11	Finders	10
8.12	Announcements	10
8.13	Expenses	10
8.14	Survival of Representations and Warranties	10
8.15	Exhibits	10
8.16	Binding Effect	10

EXHIBITS:	Promissory Note	Exhibit 1.1
	Allocation of Shares	Exhibit 1.1a
	Subscription Agreement	Exhibit 1.2
	Financial Statements of Palermo	Exhibit 2.5
	Intellectual Property	Exhibit 2.10
	Litigation Involving Palermo	Exhibit 2.12
	Material Contracts of Palermo	Exhibit 2.17
	Outstanding Securities of Nascent	Exhibit 3.2
	Financial Statements of Nascent	Exhibit 3.5
	Liens of Nascent	Exhibit 3.16
	Material Contracts of Nascent	Exhibit 3.17
	Non-Competition and Non-Disclosure Agreement	Exhibit 5.7

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AGREEMENT CONCERNING

THE EXCHANGE OF SECURITIES

THIS AGREEMENT CONCERNING THE EXCHANGE OF SECURITIES (the “Agreement”) is made effective the 15th day of November, 2006, by and between NASCENT WINE COMPANY, INC., a Nevada corporation (“Nascent”), PALERMO ITALIAN FOODS, LLC, a Florida limited liability company (“Palermo”), ROBERT D. MCDOUGAL IV, individually and as Trustee of the Robert D. McDougal IV Trust dated March 6, 2000 and as a member of Palermo (“McDougal”), and THAD WINIECKIE (“Winieckie”), individually and as a member of Palermo.

EXPLANATORY STATEMENT

A.          Nascent desires to acquire all of the issued and outstanding membership interests of Palermo from the Palermo members in exchange for an aggregate of $1,000,000 of newly issued unregistered shares of the $.001 par value common stock of Nascent based on the closing sales price of the Nascent common stock on the Closing Date, a cash payment of $500,000 paid on the Closing Date and a promissory note for $500,000 according to the terms set forth in this Agreement plus the assumption of Palermo debt to Pete Garcia or his estate and to Bank of Florida f/k/a Bristol Bank (“Bank of Florida”) not to exceed $593,000 (the “Nascent Consideration”).

B.          Palermo desires to assist Nascent in acquiring all of the issued and outstanding membership interests of Palermo pursuant to the terms of this Agreement.

C.           All of the Palermo members, by execution of Exhibit 1.2 hereto, agree to exchange all 100% of the membership interests in Palermo in exchange for the Nascent Consideration.

NOW, THEREFORE, in consideration of the foregoing Explanatory Statement that is made a substantive part of this Agreement and the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I

Exchange of Securities

1.1           Consideration. Subject to the terms and conditions of this Agreement, Nascent agrees to (i) issue and exchange $1,000,000 of fully paid and non-assessable unregistered shares of its $.001 par value common stock based on the closing sales price of the Nascent common stock on the Closing Date (the “Nascent Shares”), (ii) a cash payment of $500,000 (the “Cash Payment”), (iii) secured promissory notes (the “Notes”) in the aggregate principal amount of $500,000 with interest at 8% per annum with all principal and any accrued but unpaid interest due ninety (90) days from the date of the Notes and in such form as Exhibit 1.1 hereto and (iv) the assumption of the three current Notes of Palermo with one Note payable to Pete Garcia or his estate and two Notes payable to Bank of Florida not exceeding in the aggregate $593,000, for all issued and outstanding membership interests of Palermo (the “Palermo Membership Interests”) held by the Palermo members (“Palermo Members”). Exhibit 1.1a hereto lists all Palermo Members, their membership interests in Palermo, the percentage of Nascent Shares to be issued to them and the pro-rata portion of the Cash Payment and the Note to be received by each of them. All Nascent Shares will be issued directly to the Palermo Members as of the Closing Date, as hereinafter defined.

1.2          Exemption from Registration. The parties hereto intend that all Nascent Shares to be issued to the Palermo Members shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder. In furtherance thereof, the Palermo Members will execute and deliver to Nascent on the Closing Date a Subscription Agreement in the form set forth in Exhibit 1.2 hereto.

ARTICLE II

Representations and Warranties of Palermo

Palermo, McDougal and Winieckie, to the best of their knowledge and belief, hereby represent and warrant to Nascent that:

2.1          Organization. Palermo is a limited liability company duly organized, validly existing and in good standing under the laws of Florida, has all necessary powers of a limited liability company to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

2.2          Capital. The authorized membership interests of Palermo consist solely of 100 membership interests or units, all of which are currently issued and outstanding. All of the outstanding membership interests of Palermo are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Palermo to issue or to transfer from treasury any additional membership interests.

2.3           Subsidiaries. Palermo does not have any subsidiaries or own any interest in any other enterprise.

2.4          Officers and Managers. McDougal is the President and Chief Executive Officer and Manager and Winieckie is the Chief Operating Officer of Palermo as of the date of this Agreement.

2.5          Financial Statements. Exhibit 2.5 hereto consists of the compiled financial statements of Palermo for the period ended June 30, 2006, as adjusted by SEC audit figures in Exhibit 2.5(1) (the “Palermo Financial Statements”). The Palermo Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Palermo throughout the period indicated, and fairly present the financial position of Palermo as of the date of the balance sheet included in the Palermo Financial Statements and the results of operations for the period indicated.

2.6          Absence of Changes. Since June 30, 2006, there has not been any change in the financial condition or operations of Palermo, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.7           Absence of Undisclosed Liabilities. As of the date of Palermo’s most recent balance sheet included in Exhibit 2.5, Palermo did not have any material debt, liability, obligation, liens or encumbrances or contingent liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet except for those debts, liabilities and obligations in the ordinary course of business.

2.8          Tax Returns. Within the times and in the manner prescribed by law, Palermo has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. Palermo has elected to be taxed as a partnership and there are no present disputes as to taxes of any nature payable by Palermo.

2.9          Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Nascent and its legal counsel and accountants have had the opportunity to meet with Palermo’s accountants and attorneys to discuss the financial condition of Palermo. Palermo shall make available to Nascent all books and records of Palermo.

2.10        Trade Names and Rights. Palermo owns and holds all necessary trademarks, service marks, trade names, copyrights, patents and proprietary information and other rights necessary or material to its business as now conducted or proposed to be conducted (“Intellectual Property”) with all such Intellectual Property set forth on attached Exhibit 2.10.

2.11        Compliance with Laws. Palermo has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties or the operation of its business where the failure to comply or any violation would have a material adverse effect on Palermo and has disclosed any and all such non-compliances and/or violations to Nascent.

2.12        Litigation. Palermo is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Palermo, threatened against or affecting Palermo or its business, assets or financial condition where the failure to disclose would have a material adverse effect on Palermo, except as disclosed in Exhibit 2.12. Palermo is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Palermo is not engaged in any material litigation to recover monies due to it.

2.13        Authority; Counsel. The Board of Managers of Palermo has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Palermo has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of Palermo and is enforceable in accordance with its terms and conditions. By execution of Exhibit 1.2, all of the Palermo Members have agreed to and have approved the terms of this Agreement.

2.14        Ability to Carry Out Obligations. The execution and delivery of this Agreement by Palermo and the performance by Palermo of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, articles of organization, operating agreement, or other agreement or instrument to which Palermo is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Palermo, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Palermo.

2.15        Full Disclosure. None of the representations and warranties made by Palermo herein or in any exhibit, certificate or memorandum furnished or to be furnished by Palermo, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.16        Assets. Palermo has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in Exhibit 2.5.

2.17        Material Contracts. Palermo’s only material contracts are those disclosed in Exhibit 2.17 attached hereto and there shall be no employment agreements outstanding as of the Closing Date.

2.18        Indemnification. Palermo, McDougal and Winieckie, jointly and severally, agree for a period of eighteen (18) months from the date of Closing, to indemnify, defend and hold Nascent harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Palermo to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Palermo under this Agreement.

2.19        Restricted Securities. Palermo and the Palermo Members, by execution of this Agreement and of Exhibit 1.2, respectively acknowledge that all of the shares of Nascent to be issued hereunder are restricted securities and none of such shares of Nascent may be sold or publicly traded except in accordance with the provisions of the Securities Act of 1933, as amended.

ARTICLE III

Representations and Warranties of Nascent

Nascent, to the best of its knowledge and belief, represents and warrants to Palermo that:

3.1          Organization. Nascent is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2          Capital. The authorized capital stock of Nascent consists of (i) 190,000,000 shares of $.001 par value common stock, of which 50,000,000 shares of common stock are currently issued and outstanding not including up to 25,000,000 shares to be issued in a private placement offering and 6,500,000 options and (ii) 5,000,000 shares of $.001 par value preferred stock, none of which are outstanding. All of the outstanding common stock is duly and validly issued, fully paid and non-assessable. There are no other outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Nascent to issue or to transfer from treasury any additional shares of its capital stock of any class, except as set forth in attached Exhibit 3.2.

3.3            Subsidiaries. Nascent does not have any subsidiaries or own any interest in any other enterprise except Best Beer Distributing SA BE CV and International Food Specialists, Inc.

3.4          Directors and Officers. Nascent’s officers and directors consist of the following: Victor Petrone, President and director, and Sandro Piancone, Chief Executive Officer and director.

3.5          Financial Statements. Exhibit 3.5 hereto consists of the audited financial statements of Nascent for the period ended December 31, 2005 and the unaudited financial statements for the period ended June 30, 2006 (collectively, the “Nascent Financial Statements”). The Nascent Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Nascent throughout the period indicated, and fairly present the financial position of Nascent as of the date of the balance sheet included in the Nascent Financial Statements and the results of operations for the period indicated.

3.6          Absence of Changes. Since June 30, 2006, there has not been any change in the financial condition or operations of Nascent.

3.7          Absence of Undisclosed Liabilities. Except as otherwise disclosed in this Agreement, as of the date hereof and as of the Closing Date, Nascent did not have and will not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in its balance sheet.

3.8          Tax Returns. Within the times and in the manner prescribed by law, Nascent has filed any federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.

3.9          Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Palermo and its legal counsel and accountants shall have the opportunity to meet with Nascent’s accountants and attorneys to discuss the financial condition of Nascent. Nascent shall make available to Palermo all books and records of Nascent.

3.10        Trade Names and Rights. Nascent does not own or use any patent, trademark, service mark, trade name or copyright in its business.

3.11        Compliance with Laws. Nascent has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations affecting its properties or the operation of its business, including all federal and state securities laws.

3.12        Litigation. Nascent is not a party in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Nascent, threatened against or affecting Nascent or its business, assets or financial condition. Nascent is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Nascent is not engaged in any material litigation to recover monies due to it.

3.13        Authority. The Board of Directors of Nascent has authorized the execution of this Agreement and the transactions contemplated herein, and Nascent has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Nascent, and is enforceable in accordance with its terms and conditions.

3.14        Ability to Carry Out Obligations. The execution and delivery of this Agreement by Nascent and the performance by Nascent of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which Nascent is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Nascent, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Nascent.

3.15        Full Disclosure. None of the representations and warranties made by Nascent herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Nascent or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

3.16        Assets. Nascent has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in Exhibit 3.16 attached hereto.

3.17         Material Contracts. Nascent’s only material contracts are those disclosed in Exhibit 3.17 attached hereto.

3.18        Indemnification. Nascent’s agrees to indemnify, defend and hold Palermo, McDougal and Winieckie harmless against and in respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of or failure by Nascent to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Nascent under this Agreement.

ARTICLE IV

Covenants Prior and Subsequent to Closing

4.1          Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request.

4.2           Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the normal course of business.

ARTICLE V

Conditions Precedent to Nascent’s Performance

5.1          Conditions. Nascent’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article V. Nascent may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Nascent of any other condition of or any of Nascent’s other rights or remedies, at law or in equity, if Palermo shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2           Accuracy of Representations. All representations and warranties by Palermo, McDougal and Winieckie in this Agreement or in any written statement that shall be delivered to Nascent by Palermo, McDougal and Winieckie under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3          Performance. Palermo shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4          Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Palermo on or before the Closing Date, except as disclosed in Section 2.12 above.

5.5          Officer’s Certificate. Palermo shall have delivered to Nascent a certificate dated the Closing Date and signed by Robert McDougal as President of Palermo certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

5.6          Certificate of Good Standing. Palermo shall have delivered to Nascent a certificate of corporate good standing of Palermo dated within 30 days of the date of Closing.

5.7          Non-Competition Agreements. At or prior to closing, each member of Palermo shall execute a copy of the Non-Competition and Non-Disclosure Agreement in the form of which is attached as Exhibit 5.7.

ARTICLE VI

Conditions Precedent to Palermo’s Performance

6.1           Conditions. Palermo’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. Palermo may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Palermo of any other condition of or any of Palermo’s rights or remedies, at law or in equity, if Nascent shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2          Accuracy of Representations. All representations and warranties by Nascent in this Agreement or in any written statement that shall be delivered to Palermo by Nascent under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3          Performance. Nascent shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4          Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Nascent on or before the Closing Date.

6.5          Officer’s Certificate. Nascent shall have delivered to Palermo a certificate dated the Closing Date and signed by Victor Petrone as the President of Nascent, certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

6.6          Certificate of Good Standing. Nascent shall have delivered to Palermo a certificate of corporate good standing of Nascent dated within 30 days of the date of Closing.

ARTICLE VII

Closing

7.1          Closing. The Closing of this Agreement shall be held at any mutually agreeable time on November 15, 2006 to be effective at 8:00 am PST (the ”Closing Date”), unless extended by mutual agreement. Notwithstanding the foregoing, Nascent may extend the Closing Date up to ten additional business days (i) upon providing written notice of such extension to Palermo, and (ii) paying to Palermo an extension fee of $100,000 to be received by Palermo not later than 5:00 p.m. PST on or before November 15, 2006 that, upon the Closing, will be applied to the Cash Payment due from Nascent to Palermo. If for any reason, except Palermo’s failure to comply with this Agreement, the Closing does not occur, the $100,000 extension fee shall be non-refundable. At the Closing:

(a)           Palermo shall deliver to Nascent copies of Exhibit 1.2 executed by all of the Palermo Members together with certificates representing all outstanding Palermo Membership Interests duly endorsed to Nascent;

(b)           Nascent shall deliver to the Palermo Members the Nascent Consideration for which the Palermo Membership Interests have been exchanged, pursuant to the computations set forth in Exhibit 1.1 hereto;

(c)            Nascent shall deliver (i) the officer’s certificate described in Section 6.5 and (ii) a signed consent of Nascent’s directors, approving this Agreement and each matter to be approved under this Agreement and (iii) Certificate of Good Standing of Nascent;

(d)           Palermo shall deliver (i) the officer’s certificate described in Section 5.5 (ii) a signed consent and/or minutes of its directors approving this Agreement and each matter to be approved under this Agreement and (iii) Certificate of Good Standing of Palermo; and

(e)           Palermo shall deliver Non-Competition and Non-Disclosure Agreement set forth in Exhibit 5.8 hereto signed by each member of Palermo.

(f)            Palermo shall deliver an agreement terminating Winieckie’s employment agreement with Palermo effective the Closing Date including a release from Winieckie for any and all amounts due under such agreement.

(g)	McDougal shall resign as the Manager of Palermo.

(h)	Palermo shall appoint Sandro Piancone and Victor Petrone as Managers of Palermo.

(i)            Palermo shall deliver the written consents of all current Members to the admission of Nascent as a substituted Member of Palermo.

(j)            McDougal as Manager of Palermo shall provide a letter to Nascent that there are no outstanding and unpaid capital calls.

7.2           Payment Subsequent to Closing. At Closing, Nascent shall execute the Note set forth in Section 1.1 above. It is agreed that Nascent shall have a right of offset of up to $100,000 against all amounts due under the Note on the Note’s due date (“Due Date”) to offset any undisclosed liabilities or damages due to misrepresentations of Palermo, McDougal or Winieckie of Palermo and uncollected Palermo receivables that have been receivables for 90 days or more on the Due Date in any amount in the aggregate over $1,000.

ARTICLE VIII

Miscellaneous

8.1          Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

8.2          No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

8.3          Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

8.4          Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

8.5          Entire Agreement. It is acknowledged by the parties that they entered into a letter of intent regarding the transactions contemplated hereby dated June 28, 2006 and that this Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior negotiations, agreements and understandings.

8.6          Choice of Law. This Agreement and its application shall be governed by the laws of the state of Florida and the state of Florida shall have exclusive jurisdiction regarding any litigation concerning this Agreement.

8.7          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Nascent:	Nascent Wine Company, Inc.
2355 Paseo de Las Americas
San Diego, California 92154
Attn: Victor Petrone

Palermo:	Palermo Italian Foods, LLC
5860 Miami Lakes Drive
Miami Lakes, Florida 33014
Attn: Robert McDougal

8.9          Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

8.10        Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

8.11        Finders. The parties hereto represent that no finder has brought about this Agreement, and no finder’s fee has been paid or is payable by either party.

8.12        Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

8.13        Expenses. Each party will pay its own legal, accounting and other out-of-pocket expenses incurred in connection with this Agreement.

8.14        Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing and remain in force for eighteen (18) months thereafter.

8.15        Exhibits. As of the execution hereof, the parties have provided each other with the Exhibits described herein. Any material changes to the Exhibits shall be immediately disclosed to the other party.

8.16        Binding Effect. This Agreement is a binding agreement on all parties and is enforceable by its terms.

[Remainder of Page Intentionally Blank; Signature Page Follows]

In witness whereof, the parties have executed this Agreement on the date indicated above.

NASCENT WINE COMPANY, INC.	PALERMO ITALIAN FOODS, LLC

By: /s/ Victor Petrone	By: /s/ Robert D. McDougal IV
Victor Petrone, President	Robert D. McDougal IV,
President and Manager

ROBERT D. MCDOUGAL IV TRUST	ROBERT D. MCDOUGAL IV
DATED MARCH 6, 2000

By: /s/ Robert D. McDougal IV	/s/ Robert D. McDougal IV
Robert D. McDougal IV, Trustee	Robert D. McDougal IV, Individually

ROBERT D. MCDOUGAL IV	THAD WINIECKIE

/s/ Robert D. McDougal IV	/s/ Thad Winieckie
Robert D. McDougal IV, Member of Palermo	Thad Winieckie, Individually

THAD WINIECKIE

/s/ Thad Winieckie
Thad Winieckie, Member of Palermo

EXHIBIT 1.1

PROMISSORY NOTE

EXHIBIT 1.1a

SCHEDULE OF PALERMO MEMBERS

AND

ALLOCATION OF NASCENT CONSIDERATION

Name of Palermo Shareholder	Percentage of Palermo Membership Interests Exchanged	Percentage of Nascent Common Shares To Be Issued(1)	Cash Payment	Portion of Note

Robert McDougal	95%	97.5%	$412,500	$412,500
Thad Winieckie	5%	2.5%	$87,500	$87,500
Total	100%	100%	$500,000	$500,000

(1)           $1,000,000 of Nascent shares with the number of shares to be based on the closing sales price of Nascent common stock at the close of business on the Closing Date to be allocated by the percentages set forth herein.

EXHIBIT 1.2

SUBSCRIPTION AGREEMENT

In connection with my exchange of membership interests of Palermo Italian Foods, LLC (“Palermo”) for the $.001 value common stock (the “Common Stock”) of Nascent Wine Company, Inc. (“Nascent”) and other consideration, I acknowledge the matters set forth below and promise that the statements made herein are true. I understand that Nascent is relying on my truthfulness in issuing the Common Stock to me.

I understand that the Common Stock is being issued to me in a private transaction in exchange for my shares of Palermo and in reliance upon the exemption provided in section 4(2) of the Securities Act of 1933, as amended (the “Act”) for non-public offerings and pursuant to a Share Exchange Agreement between Nascent and Palermo, I understand that the Nascent Common Stock is “restricted” under applicable securities laws and may not be sold by me except in a registered offering (which may not ever occur) or in a private transaction like this one. I know this is an illiquid investment and that therefore I may be required to hold the Common Stock for an indefinite period of time, but under no circumstances less than one year from the date of its issuance.

I am acquiring the Common Stock solely for my own account, for long-term investment purposes only and not with a view to sale or other distribution. I agree not to dispose of any Common Stock unless and until counsel for Nascent shall have determined that the intended disposition is permissible and does not violate the Act, any applicable state securities laws or rules and regulations promulgated thereunder.

All information, financial and otherwise, or documentation pertaining to all aspects of my acquisition of the Common Stock and the activities and financial information of Nascent has been made available to me and my representatives, if any, and I have had ample opportunity to meet with and ask questions of senior officers of Nascent, and I have received satisfactory answers to any questions I asked.

In acquiring the Common Stock, I have reviewed the Agreement Concerning the Exchange of Common Stock between Palermo and Nascent and the Exhibits thereto and have made an independent investigation of Nascent. I am an experienced investor, have made speculative investments in the past and am capable of analyzing the merits of an investment in the Common Stock.

I understand that the Common Stock is highly speculative, involves a great degree of risk and should only be acquired by individuals who can afford to lose their entire investment. Nevertheless, I consider this a suitable investment for me because I have adequate financial resources and income to maintain my current standard of living even after my acquisition of the Common Stock. I know that Nascent financial affairs can fluctuate dramatically from time to time, and that although I could lose my entire investment, I am acquiring the Common Stock because I believe the potential rewards are commensurate with the risk. Even if the Common Stock became worthless, I could still maintain my standard of living without significant hardship on me or my family.

Dated as of this	day of November 2006.

Signature

Name, Please Print

Residence Address

City, State and Zip Code

Area Code and Telephone Number

Social Security Number

Number of Palermo Membership

Interests Exchanged

EXHIBIT 2.5

FINANCIAL STATEMENTS OF PALERMO

EXHBIT 2.10

INTELLECTUAL PROPERTY

EXHIBIT 2.12

LITIGATION INVOLVING PALERMO

EXHIBIT 2.17

MATERIAL CONTRACTS OF PALERMO

EXHIBIT 3.2

OUTSTANDING SECURITIES OF NASCENT

None other than as listed in Section 3.2

EXHIBIT 3.5

FINANCIAL STATEMENTS OF NASCENT

EXHIBIT 3.16

LIENS OF NASCENT

None

EXHIBIT 3.17

MATERIAL CONTRACTS OF NASCENT

1.	Agreement for the distribution rights to distribute Miller Beer in Baja California and Mexico
2.	Agreement with Atlantic International Products dated May 2004 for a 15-year exclusive right to sell Cora brand products
3.	Bridge Loan Agreement dated September 12, 2006 with Burt Bartlett
4.	Non-Binding Letter of Intent with Ferrarelle Spa for the exclusive water distribution rights
5.	Broker agreement with Ava Soft for the exclusive distribution rights to Mexico
6.	Office lease for subsidiary Best Beer Distributing SA BE CV
7.	Office lease for principal office of Nascent

EXHIBIT 5.7

NON-COMPETITON AND NON-DISCLOSURE AGREEMENT